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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


     There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company, or if indented, subsidiaries of the Company under which they are listed:



                                                           JURISDICTION OF
                                                             ORGANIZATION
                                                            --------------


  McKesson Water Products Company.........................     California
  Medis Health and Pharmaceutical Services Inc. ..........     Canada
  General Medical Inc. ...................................     Delaware
    GM Holdings, Inc. ....................................     Delaware
      McKesson General Medical Corp. .....................     Virginia

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